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Camflo International Inc.

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Suite 703- 938 Howe Street, Vancouver, BC  CANADA V6K 3L9

CAMFLO INTERNATIONAL INC.

NEWS RELEASE #2003-03

CFF

Shares Issued:

3,536,666

2003-06-18

CAMFLO ARRANGES $200,000 FINANCING

Camflo International Inc. (“the Company”) has arranged a Can $200,000 private placement.  The private placement is for 666,666 units, each unit consisting of one common share and one share purchase warrant at a price of Can $0.30 per unit.   The warrant is exercisable at $0.30 per share for a two year period.  The funds will to be used for the acquisition of the Alexander gas prospect (see June 16, 2003 release) and working capital purposes.

The private placement is subject to acceptance by the TSX Venture Exchange.

CAMFLO INTERNATIONAL INC.

(Alan Crawford), President

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release